Exhibit 99.1

NEWS RELEASE

Contact:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports Results for Third Quarter Ending March 31, 2009

Bensalem, Pennsylvania, May 13, 2009:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Three Months Ended March 31, 2009:

•                  Fiscal year 2009 third quarter residential property revenue decreased 41% to $64.3 million (163 homes) compared to $109.0 million (243 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2009 third quarter was $395,000 compared to $449,000 in the prior year period.

•                  Fiscal year 2009 third quarter net new orders decreased 47% to $64.2 million (168 homes) compared to $121.2 million (266 homes) for the prior year period.  The average selling price as of March 31, 2009 for net new orders during the fiscal quarter ended March 31, 2009 was $382,000 compared to $456,000 as of March 31, 2008 for the quarter ended March 31, 2008.

•                  The backlog at March 31, 2009 decreased 50% to $156.7 million (340 homes) compared to $313.5 million (633 homes) at March 31, 2008.  The average selling price for homes in backlog at March 31, 2009 was $461,000 compared to $495,000 as of March 31, 2008.

•                  The Company experienced a cancellation rate of approximately 27% for the three months ended March 31, 2009, which is a decrease from 31% for the three months ended March 31, 2008.

•                  The Company owned or controlled approximately 5,893 building lots at March 31, 2009, which includes approximately 1,020 building lots controlled through contracts and options.  At March 31, 2008, the Company owned or controlled approximately 8,242 building lots, of which approximately 2,443 were controlled through contracts and options.  This represents a 29% decrease in lots owned or controlled since March 31, 2008.  As of March 31, 2009, approximately 53% of the Company’s owned lots are in its northern region; approximately 36% in its southern region, approximately 6% are in its midwestern region and approximately 5% in its Florida region.

•                  Fiscal year 2009 third quarter GAAP loss from continuing operations was $15.0 million ($0.81 per diluted share) as compared to a GAAP loss from continuing operations of $47.1 million ($2.54 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2009 third quarter loss from continuing operations was $3.7 million ($0.20 per diluted share) compared to  fiscal year 2008 third quarter loss from continuing operations of $28 thousand ($0.00 per diluted share).

Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2009 third quarter non-GAAP adjusted EBITDA decreased to $(1.1) million compared to $3.9 million for the prior year period.  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  During the third quarter of fiscal year 2009, the Company’s deferred tax asset valuation reserve increased by $5.9 million.  The Company first recorded a deferred tax asset reserve during the third quarter of fiscal year 2008.  The reserve recorded during the third quarter of fiscal year 2008 was $43.5 million.

•                  During the third quarter of fiscal year 2009, the Company recognized additional tax expense of $3.8 million, reflecting the impact of cumulative out of period adjustments.  The amount recognized was related to an overstatement of tax refunds receivable by the Company and reflected in the income tax receivable account in the amount of $2.3 million, coupled with an overstatement of federal tax benefits in the amount of $1.5 million related to a state tax liability.  These out of period adjustments had the cumulative effect of increasing income tax expense and reducing net income by $3.8 million.

Financial Highlights for the Nine Months Ended March 31, 2009:

•                  Fiscal year 2009 year-to-date third quarter residential property revenue decreased 35% to $240.7 million (562 homes) compared to $372.9 million (829 homes) for the prior year period.  The average selling price for homes delivered in fiscal year 2009 year-to-date third quarter was $428,000 compared to $450,000 in the prior year period.

•                  Fiscal year 2009 year-to-date third quarter net new orders decreased 57% to $159.1 million (416 homes) compared to $368.4 million (853 homes) for the prior year period.  The average selling price as of March 31, 2009 for net new orders during the year-to-date period ended March 31, 2009 was $382,000 compared to $432,000 as of March 31, 2008 for the year-to-date period ended March 31, 2008.

•                  The Company experienced a cancellation rate of approximately 31% for the nine months ended March 31, 2009, which is an increase from 26% for the nine months ended March 31, 2008.  This increase was primarily driven by lower gross orders.

•                  Fiscal year 2009 year-to-date third quarter GAAP loss from continuing operations was $52.5 million ($2.84 per diluted share) as compared to a GAAP loss from continuing operations of $87.5 million ($4.73 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2009 year-to-date third quarter loss from continuing operations was $11.7 million ($0.63 per diluted share) compared to fiscal year 2008 year-to-date third quarter loss from continuing operations of $3.2 million ($0.17 per diluted share).  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2009 year-to-date third quarter non-GAAP adjusted EBITDA decreased to $(1.1) million compared to $10.9 million for the prior year period.  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  During the nine months ended March 31, 2009, the Company recorded an impairment charge to goodwill in the amount of $4.2 million.  This goodwill impairment charge is related to the Parker and Lancaster acquisition, and was recorded in the Company’s Southern operating segment.  The Company has no goodwill recorded on its balance sheet as of March 31, 2009.

•                  During the first nine months of fiscal year 2009, the Company’s deferred tax asset valuation reserve increased by $20.4 million.

Jeffrey P. Orleans, Chairman and Chief Executive Officer stated: “We are hopeful that the worst of the housing and economic downturn is behind us.  Our fiscal 2009 third quarter net new orders increased by 56% sequentially from the fiscal 2009 second quarter, versus a sequential increase of only 6% in the corresponding prior fiscal year sequential period.  Although on a sequential basis some of this increase could be characterized as seasonal and the absolute level of third fiscal quarter net orders was still low historically and significantly below prior year levels, we are cautiously optimistic that this sequential improvement in new orders is the first sign that the worst is over.  While still lower on a year-over-year basis, we are also seeing that both new orders and traffic trends continue to improve sequentially into the first part of our fourth fiscal quarter.”

Inventory Impairments, Impairment on Land to be Sold and Write-Off of Abandoned Projects and Pre-Acquisition Costs:

The following table represents inventory impairments by region for continuing operations for the three and nine months ended March 31, 2009 and 2008:

Orleans Homebuilders, Inc

Inventory Impairments

(in thousands)

(Unaudited)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	3/31/2009	3/31/2008	3/31/2009	3/31/2008

North	$2,618	$3,776	$13,522	$10,142
South	—	3,150	2,695	8,350
Midwest	133	6,451	4,040	16,119
Florida	258	1,890	840	4,285
Total	$3,009	$15,267	$21,097	$38,896

Land Sale Impairment

•                  During the nine months ended March 31, 2008, the Company specifically identified parcels of land to sell and negotiated contracts with potential buyers.  Prior to the closing of the land sale transactions, the Company recorded asset impairments on the land to be sold of $36.6 million for the nine months ended March 31, 2008, such that there was no resulting gain or loss on sale.  The Company’s midwestern region recorded impairments of $23.2 million related to the sale of two parcels.  The Company’s Florida region recorded impairments of $8.4 million to the sale of four parcels. The Company’s southern region recorded impairments of $5.0 million related to the sale of two parcels.  Additionally, the Company recorded an impairment charge of $20.7 million related to the sale of its land position in the western region.  This impairment charge is included in loss from discontinued operations.  There were no such land sale related impairments in the nine months ended March 31, 2009.

Abandoned Projects and other pre-acquisition costs

•                  The total write-offs of abandoned projects and other pre-acquisition costs for the three and nine months ended March 31, 2009 was $0.1 million and $1.9 million, respectively.  This compares to $0.1 million and $0.9 million for the three and nine months ended March 31, 2008.

Outlook

Since the latter part of fiscal 2006, we and the entire housing industry have faced several significant challenges in the housing and mortgage markets as a whole.  The U.S. economy is currently in a recession and national housing starts are at a five decade low.  Additionally and notwithstanding continued challenges for housing, the capital markets have improved during and subsequent to the quarter end and there has been some positive news and outlooks from the still challenged financial services industry. Although the homebuilding market remains challenging and order activity remains at relatively low levels, there have been some early signs of improvement that provide a basis for cautious optimism.  We experienced a 56% sequential net new order increase in the third quarter of fiscal year 2009 compared to the second quarter of fiscal year 2009, notwithstanding that third quarter net new orders decreased 47% year-over-year.  While this improvement in sequential net orders is consistent with the typical seasonality in our industry, they were substantially better than the improvement that we experienced in the same period of the prior fiscal year (6% sequential net new order increase in third quarter versus second quarter during fiscal 2008).  Despite these signs, we remain cautious, as we cannot be certain that the worst of the housing downturn is behind us, or that a real and sustained recovery in the economic and housing environment will not still be delayed for some time.  Elevated unemployment rates, home foreclosures and the impact on consumer confidence remains a concern, as do the tighter credit markets, notwithstanding the improvement in homeowner affordability from home price declines, and lower current mortgage rates and government homebuyer incentives.  We continue to respond to the current market conditions by attempting to drive absorption through the use of sales incentives, reevaluating our individual land holdings, reducing our land expenditures, attempting to monitor and control community spec unit levels and emphasizing operational cost reductions to adjust for lower levels of production.  Further decreases in demand for our homes or additional focus on cash flow may require us to further increase the use of sales incentives and to take other steps to reduce cash expenditures and operating expenses.

Garry P. Herdler, Executive Vice President and Chief Financial Officer stated: “We remain focused on our liquidity needs, generating free cash flow and cost reductions.  The Company is currently in compliance with all of its financial covenants in its revolving credit facility for the fiscal third quarter.  In the third quarter, we actively reduced our spec inventory levels, continued our headcount reductions and we were generally cash flow neutral.  In response to lower orders and production needs, we have now reduced our headcount by approximately 38% in four separate reductions in fiscal 2009 between July 1, 2008 and April 30, 2009.  Since January 1, 2007, we have succeeded in our stated objectives, including reducing net debt by approximately 24%, or approximately $142 million.  Since June 30, 2006, total lots have been reduced by over 60%; spec homes by over 60%; and staff headcount by approximately 65%. Additionally, we continue to explore a variety of financing and recapitalization alternatives.”

Orleans Homebuilders will hold its quarterly conference call to discuss results for the third quarter of fiscal year 2009 on Thursday, May 14, 2009, at 10:00 a.m. Eastern Daylight Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three and nine months ended March 31, 2009 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, first-time, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated or expected conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving credit facility, strategic transactions or other alternative recapitalization transactions; the anticipated impact of bank reappraisals; future impairment charges, future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated legislation and its impact; expected tax refunds; anticipated use of proceeds from transactions; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; potential future land sales; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to obtain any amendment to or extension of its existing revolving credit facility or other alternative financing or adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, our ability to modify or extend our existing credit facility or otherwise engage in a financing or strategic transaction; the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports of Form 10-Q.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Earned revenues
Residential properties	$64,347	$109,018	$240,702	$372,865
Land sales and other income	2,347	4,276	6,541	18,248
	66,694	113,294	247,243	391,113
Costs and expenses
Residential properties	62,558	110,908	237,513	361,286
Land sales and other expense	1,551	3,201	5,217	52,678
Selling, general and administrative	11,479	19,309	44,178	62,172
Impairment of goodwill	—	—	4,180	—
Interest, net	1,955	—	4,838	—
	77,543	133,418	295,926	476,136

Loss from continuing operations before income taxes	(10,849)	(20,124)	(48,683)	(85,023)
Income tax benefit	4,120	26,987	3,843	2,458

Loss from continuing operations	(14,969)	(47,111)	(52,526)	(87,481)

Loss from discontinued operations, net of taxes	—	(8,634)	—	(21,704)

Net loss	$(14,969)	$(55,745)	$(52,526)	$(109,185)

Basic / diluted loss per share
Continuing Operations	$(0.81)	$(2.54)	$(2.84)	$(4.73)
Discontinued Operations	$—	$(0.47)	$—	$(1.17)
Net Loss	$(0.81)	$(3.01)	$(2.84)	$(5.90)

Basic / diluted weighted average shares outstanding	18,555	18,520	18,525	18,508

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	March 31,	June 30,
	2009	2008

Cash and cash equivalents	$13,260	$72,341
Restricted cash - due from title company	4,764	19,269
Marketable securities	497	—
Residential properties	177,057	193,257
Land and improvements	335,386	359,555
Inventory not owned - VIE	10,666	13,050
Inventory not owned - Other Financial Interests	12,287	12,171
Land deposits and costs of future developments	10,251	10,380
Total assets	591,463	716,112
Obligations related to inventory not owned - VIE	10,234	10,875
Obligations related to inventory not owned - Other Financial Interests	12,187	12,071
Mortgage obligations secured by real estate	355,066	396,133
Subordinated notes	105,000	105,000
Other notes payable	—	718
Shareholders’ equity	31,336	82,501

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net Loss

(in thousands, except per share amounts)

(Unaudited)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	3/31/2009	3/31/2008	3/31/2009	3/31/2008

Reported net loss	$(14,969)	$(55,745)	$(52,526)	$(109,185)

Reported net loss per common share	$(0.81)	$(3.01)	$(2.84)	$(5.90)

Adjusted net loss and earnings per share:
Reported net loss	$(14,969)	$(55,745)	$(52,526)	$(109,185)
Reported loss from discontinued operations, net of tax	—	(8,634)	—	(21,704)
Reported loss from continuing operations, net of tax	(14,969)	(47,111)	(52,526)	(87,481)
Inventory impairments	3,009	15,267	21,097	38,896
Land sale impairments	—	—	—	36,556
Goodwill Impairment	—	—	4,180	—
Write-off of debt acquisition costs	274	—	1,058	—
Write-off of abandoned projects	82	69	1,880	931
Severance	—	—	—	500
Tax impact of one time charges	(394)	(11,797)	(10,133)	(36,109)
Deferred tax asset valuation allowance (1)	4,471	43,544	18,913	43,544
Cumulative out of period tax adjustments	3,794	—	3,794	—
Adjusted net loss (income)	$(3,733)	$(28)	$(11,737)	$(3,163)

Adjusted basic net loss (income) per common share	$(0.20)	$(0.00)	$(0.63)	$(0.17)

Adjusted diluted net loss (income) per common share	$(0.20)	$(0.00)	$(0.63)	$(0.17)

Basic shares outstanding	18,555	18,520	18,525	18,508
Common stock equivalents	—	—	—	—
Diluted shares outstanding	18,555	18,520	18,525	18,508

(1) Does not include out of period adjustment in the amount of $1,447, which is included in the cumulative out of period tax adjustments line.

Common stock equivalents are anti-dilutive for the three and nine months ended 3/31/2009 and 3/31/2008.

Use of Non-GAAP Financial Information

(1)   Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net loss and adjusted loss per share, which are non-GAAP financial measures, to net loss and loss per share, the most directly comparable GAAP financial measures.  Adjusted net loss and adjusted loss per share represents loss from continuing operations and loss per share from continuing operations excluding the after-tax effects of charges for inventory impairments, land sale impairments, the write-off of debt acquisition costs, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and tax valuation allowances.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the after-tax impact of non-cash charges related to inventory impairments, land sale impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and tax valuation allowances.

Orleans Homebuilders, Inc

Reconciliation of Adjusted EBITDA to Net Loss

(in thousands)

(Unaudited)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	3/31/2009	3/31/2008	3/31/2009	3/31/2008

Adjusted EBITDA	$(1,112)	$3,938	$(1,069)	$10,891
Inventory impairments	3,009	15,267	21,097	38,896
Land sale impairments	—	—	—	36,556
Goodwill impairment	—	—	4,180	—
Write-off of debt acquisition costs	274	—	1,058	—
Write-off of abandoned projects and other pre-acquisition costs	82	69	1,880	931
Severance	—	—	—	500
Share-based compensation	453	644	1,414	1,739
EBITDA	(4,930)	(12,042)	(30,698)	(67,731)
Income tax (benefit) expense	4,120	26,987	3,843	2,458
Interest in cost of sales	3,831	7,817	12,510	16,740
Interest incurred less interest capitalized	1,955	—	4,838	—
Depreciation	133	265	637	552
Loss from continuing operations, net of tax	(14,969)	(47,111)	(52,526)	(87,481)
Loss from discontinued operations, net of tax	—	(8,634)	—	(21,704)
Net loss	$(14,969)	$(55,745)	$(52,526)	$(109,185)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents loss from continuing operations before inventory impairments, land sale impairments, write-off of debt acquisition costs, write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Orleans Homebuilders, Inc

Summary of Deliveries by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
DELIVERIES
Northern Region
Homes	74	102	244	325
Dollars	$30,383	$49,761	$110,210	$157,811
Average Sales Price	$411	$488	$452	$486

Southern region
Homes	72	104	236	331
Dollars	$27,471	$47,715	$98,976	$157,915
Average Sales Price	$382	$459	$419	$477

Midwestern region
Homes	13	17	61	79
Dollars	$5,738	$6,501	$26,414	$35,062
Average Sales Price	$441	$382	$433	$444

Florida region
Homes	4	20	21	94
Dollars	$755	$5,041	$5,102	$22,077
Average Sales Price	$189	$252	$243	$235

Total
Homes	163	243	562	829
Dollars	$64,347	$109,018	$240,702	$372,865
Average Sales Price	$395	$449	$428	$450

Orleans Homebuilders, Inc

Summary of New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
NEW ORDERS
Northern Region
Homes	90	100	186	322
Dollars	$35,542	$48,478	$77,501	$147,950
Average Sales Price	$395	$485	$417	$459

Southern region
Homes	62	127	165	367
Dollars	$22,804	$59,124	$58,501	$167,889
Average Sales Price	$368	$466	$355	$457

Midwestern region
Homes	14	34	52	107
Dollars	$5,435	$12,704	$20,362	$39,672
Average Sales Price	$388	$374	$392	$371

Florida region
Homes	2	5	13	57
Dollars	$421	$864	$2,702	$12,922
Average Sales Price	$211	$173	$208	$227

Total
Homes	168	266	416	853
Dollars	$64,202	$121,170	$159,066	$368,433
Average Sales Price	$382	$456	$382	$432

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At March 31,
	2009	2008
BACKLOG
Northern Region
Homes	152	252
Dollars	$77,109	$134,774
Average Sales Price	$507	$535

Southern region
Homes	145	279
Dollars	$63,284	$140,502
Average Sales Price	$436	$504

Midwestern region
Homes	39	83
Dollars	$15,032	$32,542
Average Sales Price	$385	$392

Florida region
Homes	4	19
Dollars	$1,248	$5,663
Average Sales Price	$312	$298

Total
Homes	340	633
Dollars	$156,673	$313,481
Average Sales Price	$461	$495